                                                  Free Writing Prospectus
                                                  Filed Pursuant to Rule 433
                                                  Registration No. 333-120522-06

** BSCMS 2006-PWR12 ** $2.1Bln Fixed Rate CMBS Free Writing Prospectus
Attached

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: Moody's, S&P

Collateral:
- Loan Sellers: Prudential (38.5%), Bear Stearns (20.3%)
                Wells Fargo (20.3%), Principal (15.9%)
                Nationwide (5.0%)
- 213 loans / 236 properties
- 68.7% LTV / 61.4% Balloon LTV
- 1.54x DSCR / 1.38x DSCR after IO
- CA 14.7%, NY 14.4%, MI 8.3%, OH 7.2%, TX 6.2%,
- Retail 40.8%, Office 25.0%, Industrial 11.9%, MF 9.2%, Hotel 8.1%
- Top 5 Loans: 23.7% / Top 10 Loans: 32.1%
- 7.8% Investment Grade Loans

Structure:

CL     SIZE($MM)       Moody's/S&P       C/E         A/L       PRIN WIN
A1       68.1            Aaa/AAA       30.000%       2.99         1-57
A2       49.0            Aaa/AAA       30.000%       4.83        57-60
A3      150.5            Aaa/AAA       30.000%       6.60        71-82
AAB     119.8            Aaa/AAA       30.000%       7.32       60-114
A4      873.3            Aaa/AAA       30.000%       9.75      114-118
A1A     194.7            Aaa/AAA       30.000%      *** NOT OFFERED ***
AM      207.9            Aaa/AAA       20.000%       9.89      119-119
AJ      161.1            Aaa/AAA       12.250%       9.94      119-120
*B       44.2            Aa2/AA        10.125%       9.97      120-120
*C       18.2            Aa3/AA-        9.250%       9.97      120-120
*D       33.8             A2/A          7.625%       9.97      120-120
*E       20.8             A3/A-         6.625%       9.97      120-120
*F       26.0           Baa1/BBB+       5.375%       9.97      120-120
*G       20.8           Baa2/BBB        4.375%       9.97      120-120
*H       26.0           Baa3/BBB-       3.125%       9.97      120-120
*X    2,079.0**          Aaa/AAA

*   Subject to rule 144A
**  Notional Amount

Expected Timing:
- Termsheet & Appendix: Attached
- Electronic Reds:              Today
- Hardcopy Reds:                Wednesday, May 31
- Launch & Price:               Week of June 5
- Settlement:                   Wednesday, June 21

Roadshow Schedule:
- New York 1-on-1s:             Tuesday-Wednesday May 30-31
- Hartford Breakfast            Thursday, June 1 8:30AM - Hartford Hilton
- Boston Lunch:                 Thursday, June 1 12:30PM - Langham Hotel

- Group Conference Call         Thursday, June 1 3:00PM
                                Phone Number:   1(800)403-1866
                                Passcode:       Power12-Global

- Minneapolis Breakfast:        Friday, June 2 7:30AM - Marquette Hotel
- Chicago Lunch:                Friday, June 2 12:30PM - Morgan Stanley
office

**Call the desk to schedule Meetings & Conf Calls**

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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agreement or any information about any transaction, customer account or account activity contained in this communication.
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product; not a recommendation, offer or solicitation of any security.
BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update.
Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all;
contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.

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Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
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